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                                                 EXHIBIT 99.1
FOR IMMEDIATE RELEASE
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CONTACT: Peter Godfrey                           Melinda LeVino
         President and Chief Executive Officer   Director, Corporate
                                                 Communications
         (203) 899-4186                          (203) 899-4672
         godfreyp@mwhse.com                      levinom@mwhse.com

             Micro Warehouse, Inc. Announces Restructuring of Operations

Norwalk, Connecticut, December 11, 1997 - Micro Warehouse, Inc. (Nasdaq:
MWHS) today announced a restructuring of its operations. The principal components of this restructuring involve the closing of its businesses in Australia and Japan and the disposal of its operations in Norway, Denmark and Finland. In addition, the Company will close its European headquarters in the U.K. reducing certain functions and transferring others to the U.K and European business units. In the U.S., the Company will consolidate its USA Flex business from its facility in Bloomingdale, Illinois to existing facilities in New Jersey and write off substantially all of the goodwill associated with this business. In addition, the Company will write off the goodwill associated with the Online Interactive, Inc. business.

As a result of this restructuring, the Company will record a pre-tax charge in the fourth quarter of 1997 of approximately $68.0 million. The charge will be comprised of goodwill write offs of approximately $40.0 million and $28.0 million of other costs including severance, lease terminations, moving and asset write downs. The cash portion of the charge is approximately $15.0 million. In 1997, the operations intended for closing or disposal had revenues of approximately $61.0 million and operating losses of approximately $4.0 million.

In commenting on this restructuring, Peter Godfrey, Chairman and Chief Executive Officer, said, "Our objectives in implementing these wide-ranging changes are to simplify our business worldwide, reduce our cost structure, increase our sales productivity and eliminate certain non-core businesses currently operating at a loss. These measures should enhance our ability to concentrate our efforts on the growth of our Wintel business both in the U.S. and abroad."

The Board of Directors of the Company confirmed the resignation from the Board of its former Chief Executive Officer and President, Linwood A. Lacy, Jr. and announced a series of senior management changes in connection with the restructuring effective immediately.

As a consequence of the restructuring, Kris Rogers, Executive Vice President and U.S. General Manager will resign effective April 30, 1998. Bruce Martin, Senior Vice President, International, will resign effective December 31, 1997.

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Wayne Garten will assume responsibility for MIS and logistics functions in addition to his responsibility for finance and will become an Executive Vice President and remain Chief Financial Officer.

Adam Shaffer will assume responsibility for catalog publishing and advertising worldwide in addition to his current responsibilities for marketing and purchasing and will assume the new position of Executive Vice President of Marketing, Advertising and Purchasing.

Stephen England will become Executive Vice President of Sales.

Peter Cannone, formerly Director of Global Sales Operations of NECX, one of the largest resellers of electronic components, computer products and networking equipment, has been named Senior Vice President of Sales.

Bruce L. Lev will become Executive Vice President of Legal and Corporate Affairs and assume responsibility for Human Resources and Investor Relations in addition to responsibility for the Company's legal and regulatory affairs as General Counsel.

The Company's newly-formed Executive Committee will consist of Messrs. Godfrey, Garten, Lev, Shaffer and England.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties including but not limited to economic, competitive, governmental, technological and litigation factors outside of the control of the Company. These factors more specifically include: uncertainties surrounding the electronic software reselling business attributable to technological and commercial issues; uncertainties attributable to internet commerce generally; uncertainties surrounding the demand for and supply of products manufactured by and compatible with those of Apple products; competition from other catalog, retail store, on-line and other resellers of computer products; issues surrounding the Company's European business; and the ultimate outcome of the not yet settled litigation proceedings and SEC formal investigation brought in connection with the Company's reported accounting errors. These and other factors are described generally in the MD&A section of the Company's 1996 Annual Report to Stockholders and most specifically in the paragraphs in that section captioned "Liquidity and Capital Resources," "Impact of Inflation and Seasonality", and "Outlook" and in the Company's Form 10-Q for the quarter ended September 30, 1997. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Micro Warehouse, Inc. is a specialty catalog retailer and direct marketer of brand name personal computers, computer software, accessories, peripheral and networking products to commercial

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and consumer customers.  The Company markets its products through frequent mailings of its distinctive, colorful catalogs and dedicated telemarketing account managers who focus on corporate, education and government accounts. The Company also offers a full-service shopping site on the Internet at www.warehouse.com as well as a live Internet auction site at www.webauction.com.

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